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                               PURCHASE AGREEMENT

         NCC Funds (the "Fund"), a Massachusetts business trust, and McDonald & Company Securities, Inc., ("McDonald"), an Ohio corporation, hereby agree with each other as follows:

         1. The Fund hereby offers McDonald and McDonald hereby purchases 16,667 Class B shares of beneficial interest (no par value per share), 16,667 Class B shares of beneficial interest (no par value per share), 16,667 Class C shares of beneficial interest (no par value per share), 16,667 Class E shares of beneficial interest (no par value per share), 16,667 Class F shares of beneficial interest (no par value per share) and 16,665 Class G shares of beneficial interest (no par value per share) of the Fund (collectively known as "Shares") at a price of $1.00 per Share. McDonald hereby acknowledges receipt of one certificate representing 16,667 of the Fund's Class A shares of beneficial interest, one certificate representing 16,667 shares of the Fund's Class B shares of beneficial interest, one certificate representing 16,667 of the Fund's Class C shares of beneficial interest, one certificate representing 16,667 shares of the Fund's Class E shares of beneficial interest, one certificate representing 16,667 shares of the Fund's Class F shares of beneficial interest and one certificate representing 16,665 shares of the Fund's Class G shares of beneficial interest, and the Fund hereby acknowledges receipt from McDonald of funds in the amount of $100,000 in full payment for the Shares.

         2. McDonald represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. McDonald agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Fund begins its investment activities, McDonald will pay to the Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by McDonald or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         4. The names "NCC Funds" and Trustees of NCC Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "NCC Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class

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of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of January, 1986.



(SEAL)                                    NCC FUNDS

ATTEST:



/s/ Lillian Villin                        By: /s/ Richard B. Tullis
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                                              Richard B. Tullis, President


(SEAL)
ATTEST:                                   McDONALD & COMPANY
                                          SECURITIES, INC.

[Illegible]                               By:/s/ George S. Sherwin
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